LightPath Technologies, Inc. 8K

Exhibit 16.1

December 8, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read Item 4.01 of LightPath Technologies, Inc. Form 8-K filed December 8, 2017, and have the following comments:

1.	We agree with the statements in paragraph 3 and 5
2.	We have no basis to agree or disagree with the statements made in paragraphs 1, 2, 4 and 6.

Very truly yours,

/S/ BDO USA LLP

BDO USA, LLP